EXHIBIT 99.4

LETTER TO HOLDERS

Conexant Systems, Inc.

Offer to Exchange
$275,000,000 Aggregate Principal Amount of
Floating Rate Senior Secured Notes due 2010
Which Have Been Registered Under
the Securities Act of 1933, as amended,
for
All Outstanding Unregistered
Floating Rate Senior Secured Notes due 2010

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON          , 2007, UNLESS EXTENDED (THE “EXPIRATION DATE”). TENDERS OF OLD NOTES IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

, 2007

To the Holders of Conexant Systems, Inc.
Floating Rate Senior Secured Notes due 2010:

Conexant Systems, Inc., a Delaware corporation, is offering to exchange $275,000,000 aggregate principal amount of its Floating Rate Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933, as amended (the “New Notes”), for all outstanding unregistered Floating Rate Senior Secured Notes due 2010 (the “Old Notes”) upon the terms and subject to the conditions set forth in the enclosed Prospectus dated          , 2007 (the “Prospectus”) and the related Letter of Transmittal (which together constitute the “Exchange Offer”).

The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

The Old Notes were issued on November 13, 2006 in an original aggregate principal amount of $275,000,000, the full principal amount of which remains outstanding. The maximum amount of New Notes that will be issued in exchange for Old Notes is $275,000,000.

Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to The Bank of New York Trust Company, N.A., the exchange agent (the “Exchange Agent”) for the Exchange Offer.

The Letter of Transmittal contains several important representations, warranties and agreements that you will be deemed to have made by tendering your Old Notes in the Exchange Offer.

If you have questions regarding the terms of the Exchange Offer, please direct your questions to the Exchange Agent at (212) 815-3738.

Thank you for your time and effort in reviewing this request.

Very truly yours,

CONEXANT SYSTEMS, INC.